EXHIBIT 99.1

Grove, Inc. Announces Third Quarter Financial Results

$10.9 Million in Revenue, a 119% Increase Over Prior Year

$4.3 Million Adjusted EBITDA Year to Date and Fourth Quarter Revenue Estimated at a Range of $16-18 Million

HENDERSON, NV / May 16, 2022 / Grove, Inc. (NASDAQ:GRVI) ("Grove" or the "Company"), a global innovator in hemp, health, and wellness, today announced financial results for the third quarter period ended March 31, 2022. Investors are encouraged to read the Company’s quarterly report on Form 10-Q which will be filed with the Securities and Exchange Commission (the “SEC”) and contains additional information.

Year to Date Financial Highlights

•	Revenues rose to $29.3 million from $13.4 million, a 119% increase

•	$0.03 basic earnings per share compared to $0.02

•	$4.3 million in adjusted EBITDA

Company Milestone YTD

•	Launch of Upexi Amazon and DTC brand acquisition division

•	Acquired control of Cygnet Online, Inc.

•	Entered into LOI to acquire pet brand selling both Amazon and direct to consumer

•	Opening Florida-based corporate facility and operational center

•	Triple digit growth year over year

•	Maintaining profit margins despite double digit inflation in wages and raw materials

Allan Marshall, Chief Executive Officer of Grove, stated, “Our team completed another quarter of growth and profitability in a challenging employment and cost environment. We made a few decisions to maintain profits and balance our growth rate in this quarter. The acquisition of the Cygnet business and the Amazon expertise of their Team brings a key component to our continued growth and profitability. The timing of our acquisition closing has been a little later than anticipated but we have successfully managed to find the best businesses at the best valuation possible. The quality of the acquisitions and profitability profile puts us on target for 2023 to be our best year ever.”

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Marshall also commented on the growing portfolio of brands, “Our Upexi brand aggregation business will drive growth in 2023 and beyond. The brands we currently own and acquire will give us increased exposure to Amazon and DTC businesses with high growth and profits. Our strong cash flow gives us great flexibility to expand the brand aggregation business and become more active with acquisitions this year.”

Financial Highlights - Nine Months Ended March 31, 2022

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Gross revenue was $31,273,128 and reduced by advertising costs of $1,885,005 purchased through the SaaS programmatic advertising platform to recognize $29,388,123 of net revenue for the nine months ended

•	Revenue increased $15,938,273 or 119% compared to the same period last year

•	Net income of $523,877 and $260,210 for the nine months ended March 31, 2022, and 2021. A 101% increase.

•	Cost of revenue increased by $4,404,247 or 65% compared with the same period last year

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Operating expenses increased by $11,053,305 or 167% compared with the same period last year. $4,121,084 was related to the acquired business and $2,058,447 was increases in non-cash expenses, such as stock compensation and depreciation

•	At March 31, 2022, the Company had cash of $4,502,986

•	Use of cash for the nine-months ended March 31, 2022, was primarily due to the following:

○	$2,574,589 acquisition of VitaMedica

○	$1,854,193 acquisition of Interactive Offers

○	$5,649,100 building and equipment purchases

○	$1,975,888 stock repurchase program

•	Net cash flows provided by operations was $2,166,545

Future Revenue Guidance

•	2022 fourth quarter revenue estimated at a range of $16-18 million

•	Management estimates $18-20 million as the baseline quarterly revenues for fiscal year 2023

•	Company will update the full year 2023 estimates after the fiscal year ends, June 30, 2022

About Grove, Inc.

Grove, Inc. is a global innovator in hemp, health and wellness. The company has an array of in-house brands, and operates in multiple verticals including SaaS programmatic ad technology, and a wholly owned division dedicated to acquiring high growth e-commerce brands. The company sells to numerous consumer markets including the botanical, beauty, pet care, and functional foods sectors. It seeks to take advantage of an emerging worldwide trend in consumer health products selling through Amazon and E-commerce.

Company Contact

Andrew Norstrud

Email: investorinfo@cbd.io

Phone: (702) 332-5591

Investor Relations Contact

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TraDigital IR

John McNamara

Email: john@tradigitalir.com

Phone: (917) 658-2602

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company's business strategy, product development and industry trends. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Use of Non-GAAP Financial Measures

The Company discloses and uses the above-mentioned non-GAAP financial measures internally as a supplement to GAAP financial information to evaluate its operating performance, for financial planning purposes, to establish operational goals, for compensation plans, to measure debt service capability, for capital expenditure planning and to determine working capital needs and believes that these are useful financial measures also used by investors. Non-GAAP adjusted EBITDA is defined as GAAP net income or net loss before interest, taxes, depreciation and amortization (EBITDA) adjusted for the non-cash stock compensation and stock option expense, acquisition, integration & restructuring expenses, charges and gains or losses from extinguishment of debt and other non-cash items. Non-GAAP EBITDA and non-GAAP adjusted EBITDA are not terms defined by GAAP and, as a result, the Company’s measure of non-GAAP EBITDA and non-GAAP adjusted EBITDA might not be comparable to similarly titled measures used by other companies. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flow that either excludes or includes amounts that are not normally included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measures discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or net loss as reported for GAAP on the Consolidated Statements of Operations, cash and cash flows on the Consolidated Statement of Cash Flows or other measures of financial performance prepared in accordance with GAAP, and as reflected on the Company’s financial statements prepared in accordance with GAAP. These non-GAAP financial measures are not a substitute for or presented in lieu of financial measures provided by GAAP and all measures and disclosures of financial information pursuant to GAAP should be read to obtain a comprehensive and thorough understanding of the Company’s financial results. The reconciliations of non-GAAP EBITDA and non-GAAP adjusted EBITDA to GAAP operating income (loss) and/or GAAP net income (net loss) referred to in the highlights or elsewhere are provided in the schedules that are a part of this document.

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Reconciliation of Non-GAAP Adjusted EBITDA to GAAP Net Income (Net Loss)
Nine Months Ended March 31,

	2022	2021
Net income (Net loss) GAAP	$523,877	$260,210
Income tax	213,563	-
Interest expense, net	61,699	133,281
Depreciation and amortization	1,475,597	756,318
Stock compensation	2,333,306	580,802
Gain on settlement of lease	-	(387,869)
Gain on SBA PPP loan extinguishment	(300,995)	-
(Gain) loss on sale of asset	(5,500)	6,292
Non-GAAP adjusted EBITDA	$4,301,547	$1,349,043

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